Exhibit 21.1

Subsidiaries of alpha-En Corporation

Subsidiary	State of Incorporation	Owner	Percentage
Avenue Pictures, Inc.(1)	Delaware	alpha-En Corporation	100%
Clean Lithium Corporation	New York	alpha-En Corporation	90.95%
Wombat Productions, Inc.(1)	Delaware	alpha-En Corporation	100%

(1) Inactive subsidiary dissolved in 2016.